Exhibit 10.46

Initial Director Auto Grant

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the number of restricted stock units indicated below by Theravance, Inc. (the “Company”) on the following terms:

Name:	«Name»

Restricted Stock Unit Award Details:

Date of Grant:	«DateGrant»
Restricted Stock Units:	6,000

Each restricted stock unit (the “Restricted Stock Unit”) represents the right to receive one share of the Company’s Common Stock subject to the terms and conditions contained in the Restricted Stock Unit Agreement.

Vesting Schedule:

Vesting is dependent upon continuous service as a member of the Board (“Service”) throughout the vesting period.  The units will vest in twenty-four (24) equal monthly installments, provided that you remain in continuous Service through each such date. In addition, all of the restricted stock units subject to this award will vest immediately if the Company is subject to a Change in Control (as defined in the Plan) before your continuous Service terminates and upon your death.

You and the Company agree that your right to receive the units is granted under and governed by the terms and conditions of the Plan and of the Restricted Stock Unit Agreement that is attached to and made a part of this document.  Capitalized terms not defined herein have the meaning ascribed to such terms in the Plan.

You agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

RECIPIENT:	THERAVANCE, INC.

By:

Title:
Print Name

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN:
RESTRICTED STOCK UNIT AGREEMENT

Payment for Shares	No payment is required for the restricted stock units you are receiving.

Nature of Units

Your units are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

Vesting	The restricted stock units that you are receiving will vest as shown in the Notice of Restricted Stock Unit Award.

No additional units vest after your Service has terminated for any reason, except as set forth on the Notice of Restricted Stock Unit Award.

The restricted stock units will vest in full if not assumed or substituted with a new award as set forth in Section 11.3 of the Plan.

Regardless of when the restricted stock units vest, settlement of the units will only occur at the time specified below under “Time of Settlement”.

Time of Settlement

A vested unit will be settled on the fourth anniversary of the Date of Grant or, if earlier, 60 days following your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) or your death.

In the event of a Change in Control that also constitutes a “change in control event” under Treasury Regulation 1.409A-3(a)(5) (a “409A CiC”), all vested units will be settled immediately prior to the closing of the transaction that constitutes a Change in Control. In the event of a Change in Control that is not a 409A CiC, the vested units will be settled as described in the rest of this section or, if sooner, immediately prior to a 409A CiC after such Change in Control.

Notwithstanding anything to the contrary in the Plan, the Notice of Restricted Stock Unit Award or any other section of this Agreement, the Company may accelerate settlement of these units from the time specified in this section only in accordance with Treasury Regulation 1.409A-3(j)(4).

Form of Settlement	At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit.

Forfeiture

If your Service terminates for any reason, then your restricted stock units that have not vested before the termination date and do not vest as a result of the termination pursuant to this Agreement or as set forth on the Notice of Restricted Stock Unit Award, will be forfeited immediately. This means that the restricted stock units will immediately revert to the Company. You receive no payment for restricted stock units that are forfeited. The Company determines when your Service terminates for this purpose.

Stock Certificates

No shares of Common Stock shall be issued to you prior to the date on which the restricted stock units are settled.  At the time of settlement, a stock certificate for the shares representing your vested restricted stock units shall be released to you or the Company shall cause to be issued in book-entry form, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be, the number of shares of Common Stock representing your vested restricted stock units. No fractional shares shall be issued.

Stockholder Rights

The restricted stock units do not entitle you to any of the rights of a stockholder of Common Stock. Upon settlement of the restricted stock units into shares of Common Stock, you will obtain full voting and other rights as a stockholder of the Company.

Units Restricted

You may not sell, transfer, pledge or otherwise dispose of any restricted stock units or rights under this Agreement other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, you may designate a beneficiary or beneficiaries to receive any property distributable with respect to the restricted stock units upon your death.

Taxes	No shares will be distributed to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the settlement of this award.

These restricted stock units are subject to Code Section 409A. The Company has attempted in good faith to structure this award in a manner that conforms to the requirements of Code Sections 409A(a)(2), (3) and (4), and any ambiguities herein will be interpreted to so comply to the maximum extent permissible. However, you acknowledge and agree that the Company has made no representations or warranties to you with respect to whether this award in fact complies with Code Sections 409A(a)(2), (3) and (4) or the income tax consequences related to this award

Restrictions on Issuance	The Company will not issue shares to you if the issuance of shares at that time would violate any law or regulation.

Restrictions on Resale	You agree not to sell any shares of Common Stock you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove you from the Board at any time in accordance with the provisions of applicable law.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of restricted stock units that will vest in any future installments will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Finance Department.

This Agreement, the Notice of Restricted Stock Unit Award, and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.